                                                                 EXHIBIT 10.31




                                AN APPRAISAL OF
                         INTEGRATED HEALTH SERVICES OF
                              ST. LOUIS AT GRAVOIS
                              ST. LOUIS, MISSOURI
                                      FOR
                        INTEGRATED HEALTH SERVICES, INC.
                              AS OF MARCH 1, 1994

(LOGO)   VALUATION COUNSELORS GROUP, INC.

         Princeton Pike Office Park, CN30
         Princeton, New Jersey 08543-0030
         (609) 896-0300
         (Fax) 896-1849




                                                                  March 30, 1994


Integrated Health Services, Inc.
10065 Red Run Boulevard
Owings Mills Corporate Campus
Owings Mills, Maryland  21117

Attention:      Mr. Daniel J. Booth
                Director of Project Finance

Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the value of the leased fee interest in the property comprising:

               INTEGRATED HEALTH SERVICES OF ST. LOUIS AT GRAVOIS
                              10954 KENNERLY ROAD
                              ST. LOUIS, MISSOURI

The primary purpose of this valuation is to estimate the market value as of March 1, 1994.

For the purpose of this report, "MARKET VALUE" is defined as follows:

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         a)    buyer and seller are typically motivated;

         b) both parties are well informed or well advised and each acting in what he considers his own best interest;

         c) a reasonable time is allowed for exposure in the open market;

Integrated Health Services, Inc.
March 30, 1994
Page 2


         d) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         e) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Integrated Health Services of St. Louis at Gravois is a 167 licensed bed nursing and rehabilitation facility which operates with 148 beds. The facility provides skilled nursing care and complex care including ventilator and wound care medical specialty units. We have appraised the property on a leased fee basis which is defined as follows:

         LEASED FEE ESTATE: The ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; usually consists of the right to receive rent and the right to repossession at the termination of the lease.

We understand the facility is being acquired by Crescent Capital for $8,500,000 and leased to Integrated Health Services, Inc. at a base rent amount of $922,250 in the first year with additional rent provisions in subsequent years based upon various factors including increases in the consumer price index and incremental net operating income. We have been informed the terms of the lease is ten years with two option renewal periods of ten years.

This appraisal investigation included: a visit to the facility, discussions with Management, a study of financial data, analysis of other data and research of the market.

This appraisal was prepared in accordance with Uniform Standards of Professional Appraisal Practice (USPAP) requirements.

Based upon the procedures outlined in this report, it is estimated that the market value of the leased fee interest in the assets comprising Integrated Health Services of St. Louis at Gravois, as of March 1, 1994, is reasonably represented in the rounded amount as follows:

                                   $8,500,000
                                   ==========

In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. This report considers estimates, assumptions and other information developed from research of the market, knowledge of the industry and discussions during which Management and Management's representatives have provided us with certain information. Management is assumed to be competent and professional healthcare providers.

Integrated Health Services, Inc.
March 30, 1994
Page 3


Some assumptions inevitably will not materialize and unanticipated events and circumstances may occur; therefore, actual results achieved may vary from the forecasts and the variations may be material. We have not, as part of this valuation, performed an examination or review in the accounting sense of any of the financial information used and, therefore, do not express an opinion or other form of assurance with regard to the same. We have no responsibility to update our report for events and circumstances occurring after the date of this report. The information furnished to us by others is believed to be reliable, but no responsibility for its accuracy is assumed.

This appraisal report consists of the following:

         o   This letter outlining the services performed;

         o   A Statement of Basic Assumptions and Limiting
             Conditions;

         o   A Summary of Salient Facts and Conclusions;

         o   Subject Photographs;

         o A Narrative Section detailing the appraisal of the enterprise;

         o   Certification;

         o An Addendum containing the business enterprise schedules; and

         o   An Exhibit Section containing supplementary data.

Neither the whole, nor any part of this appraisal nor any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

Integrated Health Services, Inc.
March 30, 1994
Page 4


A copy of this report and the working papers from which it was prepared will be kept in our office files for eight years.

                                  Respectfully submitted,

                                  VALUATION COUNSELORS GROUP, INC.


                                  /s/ G. Allen Houpt, III
                                  -----------------------
                                  G. Allen Houpt, III
                                  Managing Director

Integrated Health Services, Inc.
March 30, 1994
Page 5

                                       TABLE OF CONTENTS

                                                                                               Page
                                                                                               Number

Statement of Basic Assumptions and Limiting Conditions
Summary of Salient Facts and Conclusions
Subject Photographs

Introduction                                                                                     1
  Property Identification                                                                        1
  Purpose of the Appraisal                                                                       1
  Function of the Appraisal                                                                      1
  Scope of the Appraisal                                                                         1
  Asset Rights Appraised                                                                         2
  Effective Date of the Appraisal                                                                2
  Definition of Value                                                                            2
  Compliance                                                                                     3
  Competency                                                                                     3
  Sale History                                                                                   4
  Reasonable Exposure Time                                                                       4
History and Nature of the Business Environment                                                   6
Regional and Market Analysis                                                                    14
Neighborhood and Site Description                                                               20
    Real Estate Tax and Assessment Analysis                                                     22
Improvements Description                                                                        25
Highest and Best Use                                                                            28
Valuation Methodology                                                                           31
Income Approach                                                                                 32
Cost Approach                                                                                   40
Correlation of Value                                                                            58
Certification                                                                                   59


                                          ADDENDUM


Business Enterprise Schedules                                                                  A- 1


                                       EXHIBIT SECTION



Exhibit A   -  Legal Description                                                               E- 1
Exhibit B   -  Building Descriptions                                                           E- 2
Exhibit C   -  Land Improvements Description                                                   E-11
Exhibit D   -  Professional Qualifications                                                     E-12

                          STATEMENT OF BASIC ASSUMPTIONS AND LIMITING CONDITIONS


The appraisers assume:

 1. That the subject property is marketable and that the property is free and clear of all liens, encumbrances, easements and restrictions unless otherwise noted.

 2.      No liability for matters legal in nature.

 3. That ownership and management will be in competent and responsible hands. We have not been engaged to evaluate the effectiveness of Management and we are not responsible for future marketing efforts and other Management actions upon which actual results will depend.

 4. That the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes. It is assumed that all required licenses, certificates of occupancy, consents or other legislative or administrative authorization from all local, state or national governmental or private entities or organizations have been or can be obtained or renewed.

 5. Unless otherwise noted, that there will be no changes in reimbursement or tax regulations.

 6. That there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain. We further assume that there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report.

 7. That there are no significant changes in the supply and demand patterns as indicated in this report. It is emphasized that this is not a study of market feasibility, rather an appraisal of the property under market conditions as observed as of the date of our market research. These market conditions have been researched and are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

The following limiting conditions are submitted with this report:

 1. All of the facts, conclusions and observations contained herein are consistent with information available as of the date of valuation. Value is affected by economic conditions, local and national. We, therefore, assume no liability for any unforeseen precipitous change in the economy.

             STATEMENT OF BASIC ASSUMPTIONS AND LIMITING CONDITIONS


 2. The valuation applies only to the property described herein and was prepared for the function stated in this report and should not be used for any other purpose.

 3. The appraisers have made no survey of the property. Any and all maps, sketches and site plans are assumed to be correct, but no guarantee is made as to their accuracy.

 4. Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; but no responsibility, whether legal or otherwise, is assumed for its accuracy, and it cannot be guaranteed as being certain.

 5. The signatories herein shall not be required to give testimony or attend court or be at any governmental hearing with reference to the subject property unless prior arrangements have been made with Valuation Counselors Group, Inc.

 6. Disclosure of the contents of this report is governed by the bylaws and regulations of professional appraisal organizations. Neither this report nor any portions thereof shall be disseminated to the public through public relations media, news media, advertising media, sales media or any other public means of communication without the prior written consent and approval of the appraisers and Valuation Counselors Group, Inc.

 7. No responsibility is taken for changes in market conditions after the date of valuation, or for the inability of the property owner to find a purchaser at the appraised value.

 8. The legal description shown herein has been included for the sole purpose of identifying the subject property. The figures have not been verified by a licensed surveyor or legal counsel and should not be used in any conveyance or any other legal document.

 9. We were not aware of and the report does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks containing hazardous material. The report does not consider the cost of encapsulation treatment or removal of such material. If the client/property owner has a concern over the existence of such conditions in the subject property, the appraisers consider it imperative to retain the services of a qualified engineer or contractor to determine the existence and extent of such hazardous conditions. Such consultation should include the estimated cost associated with any required treatment or removal of hazardous material.

             STATEMENT OF BASIC ASSUMPTIONS AND LIMITING CONDITIONS


10. The report, the final estimate of value and the prospective financial analyses included herein are intended for your information. Neither this report nor its contents nor any reference to Valuation Counselors Group, Inc. may be included or quoted in any offering circular, registration statement, prospectus, sales brochure, appraisal, loan document or other document without Valuation Counselors Group, Inc.'s prior written permission.

11. The estimate of the market value stated herein is the value of the subject property as a single entity. No consideration was given to a bulk sale or group purchase of properties. In the event that this appraisal is used as a basis to set a market price, no responsibility is assumed for the seller's inability to obtain a tenant or purchaser at the value reported herein.

12. It is assumed that there are no outstanding issues related to fraud and abuse statutes under the Medicare/Medicaid program which would impact value.

13.      It is assumed that the business has an adequate insurance plan.

14. A copy of this report and the working papers from which it was prepared will be kept in our office files for eight years.

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS


GENERAL DATA

Effective Date of Value                            March 1, 1994

Date of Inspection                                 March 16, 1994

Property Identification                            Integrated Health Services of St. Louis at Gravois

Property Location                                  10954 Kennerly Road, St. Louis, St. Louis County, Missouri

Assets Appraised                                   Tangible and Intangible Assets

Interest Appraised                                 Leased Fee Estate

Number of Licensed Beds                            167

Number of Operating Beds                           148

Land Size                                          6.816 Acres

Improvement Description                            Two total story plus basement, Class C, masonry and steel framed nursing home consisting of 49,719 gross square feet, built in 1966, 1975 and 1987 with renovations in 1993/1994.  There are also two residences located to the east of the nursing home.

INDICATIONS OF MARKET VALUE


Income Approach                                    $8,500,000

Market Approach                                    N/A

Cost Approach                                      $7,600,000

Final Estimate of Market Value                     $8,500,000

REASONABLE EXPOSURE TIME                           Twelve Months

                              SUBJECT PHOTOGRAPHS


                                    (Photo)


                 NORTH (FRONT) ELEVATION LOOKING SOUTHEAST FROM
                              ACROSS KENNERLY ROAD

                              SUBJECT PHOTOGRAPHS


                                    (Photo)


                   EAST ELEVATION LOOKING WEST AT WING FROM
                        INTEGRATED HEALTH SERVICES OF
                             ST. LOUIS AT GRAVOIS

                              SUBJECT PHOTOGRAPHS


                                    (Photo)


                              REAR ELEVATION OF
            10910 KENNERLY ROAD FROM NUMBER 7 KENNERLY MANOR ROAD

                              SUBJECT PHOTOGRAPHS


                                    (Photo)


                               FRONT ELEVATION OF
                     NUMBER 1 KENNERLY MANOR ROAD WHICH IS
                           SCHEDULED TO BE TORN DOWN

                                  INTRODUCTION



PROPERTY IDENTIFICATION


The subject property, known as Integrated Health Services of St. Louis at Gravois, consists of a 167 licensed bed nursing and rehabilitation facility located at 10954 Kennerly Road, St. Louis, St. Louis County, Missouri. For title reference and legal description, see the Exhibit Section. The improvements consist of a 49,719 square foot building located on a 6.816 acre site. The improvements also include two residential structures.

PURPOSE OF THE APPRAISAL

The purpose of the appraisal is to estimate the market value of the leased fee estate as of the date specified within this report.

FUNCTION OF THE APPRAISAL

This report is to be used in connection with financing.

SCOPE OF THE APPRAISAL

This appraisal engagement has been conducted using applicable standard appraisal techniques and in conformity with the Uniform Standards of Appraisal Practice as set forth by the Appraisal Foundation. This appraisal entails the collection, analysis and description of data pertaining to physical, legal and economic conditions that affect the use and value of the subject property and any other relevant data that would pertain to the appraisal of a healthcare facility. In our valuation of the subject property, we have conducted the Income and Cost Approaches to value. The Income Approach entailed a present value analysis of lease income. The Cost Approach involved the estimation of the depreciated replacement cost of the improvements based upon national cost publications, which was added to the value of the land as if vacant. The Market Approach has not been utilized due

                                  INTRODUCTION



to the dearth of transfers involving like interests in nursing facilities. We believe the lease payments include a return on assets beyond the real property. In accordance with Uniform Standards of Professional Appraisal Practice (USPAP), an attempt must be made to estimate the value of the real property from the value of other assets which may exist. However, an attempt to ascertain the contribution of the various assets to income is nearly impossible since the value of the tangible property is highly interrelated to the business enterprise. Accordingly, as allowed by the departure provision of USPAP, we have not provided an allocation of value between the real property and other assets which may exist.

ASSET RIGHTS APPRAISED

The property rights appraised herein is the leased fee interest in the property.

The interest is defined by the Appraisal Institute as follows:

     LEASED FEE ESTATE: The ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; usually consists of the right to receive rent and the right to repossession at the termination of the lease.

EFFECTIVE DATE OF THE APPRAISAL

The date of this appraisal is March 1, 1994.

DEFINITION OF VALUE

For the purpose of this report, market value is defined as follows:

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                                  INTRODUCTION




     a)   buyer and seller are typically motivated;

     b) both parties are well informed or well advised and each acting in what he considers his own best interest;

     c)   a reasonable time is allowed for exposure in the open market;

     d) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     e) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

COMPLIANCE

To the best of our knowledge, the analyses, opinions and conclusions that were developed in this report, have been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Foundation and the Appraisal Institute.

COMPETENCY

From our understanding of the assignment to be performed, which we have addressed in the Scope of this Appraisal, it is our opinion that we are fully competent to perform this appraisal, due to the fact that:

     a. The appraiser has full knowledge and experience in the nature of this assignment.

     b. All necessary and appropriate steps have been taken in order to complete the assignment competently.

     c. There is no lack of knowledge or experience that would prohibit this assignment from being completed in a professional competent manner or where an unbiased or misleading opinion of value would be rendered.

                                  INTRODUCTION




SALE HISTORY

The real estate currently has as its fee titled owner a partnership by the name of Gravois Health Care, Inc., with the business enterprise doing business as Integrated Health Services of St. Louis at Gravois. The operating company is called Integrated Health Services, Inc. who has operated the facility since 1987.

According to public records, the subject property has not transferred in the past five years. We understand the facility is under agreement for sale to Crescent Capital for $8,500,000 and will be leased back to Integrated Health Services, Inc.

REASONABLE EXPOSURE TIME

Reasonable Exposure Time, for the purpose of this report, is defined as: "The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market."(1)

The concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time, but also adequate, sufficient and reasonable effort. This concept also takes into consideration the type of property being appraised, supply/demand conditions as of the effective date of the appraisal and the analysis of historical sales information (sold after exposure and after completion of negotiations between the seller and buyer). The reasonable exposure period is, therefore, a function of price, time and use, not an isolated estimate of time alone.





- ------------------------

        1 Uniform Standards of Professional Appraisal Practice, 1993 Edition, Washington, DC: The Appraisal Foundation, 1991, page 63 (SMT-6).

                                  INTRODUCTION



Reasonable exposure time is always presumed to precede the effective date of the appraisal and differs for various types of real estate and under various market conditions. Our estimate of exposure time is, therefore, based on the subject property's determined Highest and Best Use as a healthcare facility in a market where there is evidence of demand for such services.

The estimate of reasonable exposure time is not a predication, but rather, is only a judgment made by the appraiser based on market conditions preceding the effective date of the appraisal.

Based upon the determination of the subject's Highest and Best Use, with consideration given to the overall condition and physical characteristics of the subject, it is estimated that a reasonable exposure time preceding the actual sale of the property and thus implicit in our value estimate is twelve months.

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT



INDUSTRY OUTLOOK

The elderly care segment of the healthcare industry includes such providers as nursing homes, personal care facilities and retirement centers. Demand for elderly care services continues to increase with the growth of the elderly aged segment of the United States population.

The sixty-five and over aged portion of the population is forecasted to grow an additional 11% between 1990 and 1995. During 1990, the elderly aged sixty-five years and over comprised 13.3% of the total United States population, as compared to 11.3% as of the 1980 census report. Furthermore, the sixty-five and over aged portion of the population is forecasted to increase to 14.1% of total population by 1995.

United States population statistics and forecasts are provided on the following table.


                                                 FORECASTED UNITED STATES POPULATION
                                                             (THOUSANDS)

                                                                                               PERCENT CHANGE
                                          1980         1990          1995             1980 TO 1990        1990 TO 1995

                   Total U.S.            226,546      249,958       260,788               10.3%               4.3%
                   65 Years +             25,549       33,184        36,828               29.9%              11.0%
                   Percent of              11.3%        13.3%         14.1%
                   Total U.S.
                   75 Years +              9,969       14,257        16,935               43.0%              18.8%
                   Percent of               4.4%         5.7%          6.5%
                   Total U.S.

                   Source:  Donnelley Demographics

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT




Another factor which has contributed to growth in demand for elderly care is the increased life expectancy of the United States population.

As the average life expectancy for both men and women continues to increase, as illustrated on the following table, the probability of an elderly person requiring some form of healthcare service also increases.

                     UNITED STATES LIFE EXPECTANCY


                          MEN                            WOMEN
                AT BIRTH       AT AGE 65        AT BIRTH       AT AGE 65

1900              45.6             11.4           49.1            12.0
1910              50.2             11.4           53.7            12.1
1920              54.6             11.8           56.3            12.3
1930              58.0             11.4           61.4            12.9
1940              60.9             11.9           65.3            13.4
1950              65.3             12.8           70.9            15.1
1960              66.6             12.9           73.2            15.9
1970              67.1             13.1           74.8            17.1
1980              69.9             14.0           77.5            18.4
1990              72.3             15.1           79.9            19.9
2000E             73.4             15.7           81.1            20.8

Source:  United States Bureau of the Census

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT


While most major healthcare providers will benefit from the graying of America, the nursing home industry will be the chief beneficiary. According to the United States Commerce Department, long-term care spending for nursing home and home care services during the 1988 to 2003 period is expected to increase twice as quickly as the rate of growth of those receiving the services. Demand for retirement centers and personal care facilities has also increased due to the aforementioned demographic factors coupled with the fact that the majority of young couples are employed full-time and unable to care for elderly parents at home.

During the late 1980s, the growth of total facilities or number of units per facility in the retirement industry increased significantly. In a survey conducted by Contemporary Long-Term Care (CLTC), 72% of the fifty largest retirement operators reported an increase in their total number of facilities in 1988. The growth had slowed in 1989 with 55.6% of fifty-four operators surveyed reporting increases in total facilities and number of units per facility. The average number of units per facility increased from 84 to 122 units in the same survey.(2)

Growth in the retirement industry is forecasted to continue, but at a much slower rate in regards to the growth exhibited during the 1980s.

United States healthcare costs have increased dramatically over the past few years. From 1950 to 1990 healthcare expenditures have grown from 4.4% of gross national product to 12.2% and are forecasted to grow to 16.4% by the year 2000. Total federal government outlays for healthcare have increased from $24 per capita in 1965 to $753 in 1990, with forecasts to increase to $1,810 by the year 2000. Furthermore, health insurance premiums had increased 1,195% between 1970 and 1990.





- ---------------------------

    (2)  "Growth Slows But Continues", CLTC, June, 1990.

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT




The current fiscal policy of the United States Government has left many states responsible for providing services the federal government previously provided. This has led to a fiscal crisis in many states. The direct impact of these changes is seen in reduced Medicaid budgets. The problem is compounded by the fact that Medicaid has grown faster than any other major state expenditure. Currently, Medicaid covers slightly less than 50% of total patient days in nursing homes. In 1989 Medicaid accounted for an average of 14% of the state budget, compared to 9% a decade ago. A recent survey by the National Association of State Budget Office indicates that a total of twenty-eight states face budget deficits and thirty-two states expect Medicaid spending to exceed current forecasts.(3)

Escalating costs and the faltering reimbursement system has forced many states to consider decertification and withdrawal from the program. In addition, long-term care providers in several states have turned to the courts in an effort to receive fair reimbursement from the Medicaid system. Consequently, widespread healthcare cost containment may exhibit downward pressure on the value of long-term care facilities with a high reliance on Medicaid patients.

Long-term care by source of funds from 1960 to 2000 is presented on the following table.





- ------------------------

     (3) Pallarito, Karen, "Budget Deficit Threats to Shut Out Medicaid Benefits", Modern Healthcare, April 22, 1991.

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT


                             Long-Term Care Expenditures Aggregate, Per Capita and Percent Distribution,
                                        By Source of Funds:  Selected Calendar Years 1960-2000

                                                                           THIRD PARTIES
                                                                                               GOVERNMENT

                             DIRECT       ALL        PRIVATE      OTHER                           STATE
                            PATIENT      THIRD        HEALTH     PRIVATE                           AND
     YEAR      TOTAL        PAYMENTS    PARTIES     INSURANCE     FUNDS     TOTAL      FEDERAL    LOCAL      MEDICARE     MEDICAID

     1960      100.0%         80.0%      20.0%          ---        1.0%      1.0%        1.0%      1.0%        ---           ---
     1970      100.0%         46.9%      51.0%          0.0%       4.1%     46.9%       28.6%     18.4%        4.1%         28.6%
     1980      100.0%         43.5%      56.5%          1.0%       3.0%     52.5%       30.5%     22.0%        2.0%         48.5%
     1985      100.0%         49.5%      51.6%          1.2%       2.1%     48.4%       28.4%     20.0%        1.8%         44.6%
     1990      100.0%         45.0%      55.0%          1.1%       1.9%     52.2%       32.4%     19.8%        4.7%         45.4%
     1995      100.0%         42.9%      57.0%          1.3%       1.9%     53.8%       33.1%     20.7%        3.7%         48.1%
     2000      100.0%         45.0%      55.0%          1.7%       2.0%     51.4%       31.7%     19.6%        3.4%         45.8%

     Note:  0.0 denotes values less than $50 million.
     Source:  Health Care Financing Administration.  Office of the Actuary.   Office of National Health Statistics.  Baltimore,
              Maryland:  December, 1991.

        Forecasts:  Sonnefeld, Sally; Waldo, Daniel; Lemieux, Jeffrey; McKusick,  David, Projections of National Health Expenditures
                    Through the Year 2000.  Health Care Financing Review, Fall 1991, Vol. 13, No.1.  Health Care Financing
                    Administration.  Baltimore, Maryland:  October, 1991.

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT



As indicated, healthcare facilities currently derive most of their revenue from government sources such as Medicaid, Medicare and the Veterans Administration and from private sources such as personal funds and insurance programs. The Medicaid program, which accounts for over 45% of the United States nursing home revenues, typically pays rates significantly lower than Medicare or private rates.

Medicaid covers the skilled or intermediate nursing home costs of qualified low income residents for an unlimited period. Medicare only pays part of the skilled nursing home costs incurred by qualified residents during a limited period. In addition, nursing homes must meet strict federal guidelines in order to qualify as Medicare certified for reimbursement. Therefore, only a low percentage of nursing home patients qualify for Medicare coverage relative to Medicaid. However, nursing homes that attract a higher percentage of Medicare or private pay patients typically have higher operating margins than similar facilities with a higher Medicaid census.

Competition is increasing among nursing homes for the more lucrative Medicare and private pay patients. For example, many nursing homes have been developing new services such as multiple levels of care, retirement facilities, Alzheimer's and ventilator programs and other specialized services for niche markets.

In addition, as acute care hospitals have experienced lower reimbursement levels and declining occupancy rates, many have expanded into skilled nursing services to boost revenues. According to a 1986 survey conducted by the American Hospital Association, Chicago, approximately 19% of hospitals own or operate skilled nursing facilities, 14% operate swing bed programs (use empty acute care beds for long-term care) and 12% own or operate intermediate care facilities. Competition from swing bed programs is likely to intensify as more hospitals qualify for Medicare reimbursement under this program.

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT




Although nursing facilities benefit from increasing demand and changes in Medicare reimbursement, widespread healthcare inflation concerns will keep downward pressure on nursing home revenues. Federal, state and local governments, along with insurance companies and other third party payers, are continually seeking ways to contain healthcare expenditures. The focus on acute care cost containment is spreading to all types of healthcare facilities.

CONCLUSION

Although the healthcare industry, as a whole, has experienced good growth over the past several years, the news is not all good. An estimated thirty-eight million Americans have no health insurance coverage at all with children accounting for 36% of this total. Currently, as many as another fifty million Americans are believed to have inadequate coverage. The percentage of total healthcare costs of the United States gross national product (GNP) continually increases every year and it is estimated that it will consume 28% of the GNP by the year 2010.

There are currently a number of proposals before the Senate and House of Representatives' committees to change the current structure of the healthcare industry. Some of these proposals call for a form of national healthcare with others leaning towards a heavily regulated form of a free-enterprise system. All the proposals currently being debated have a great number of controversial issues, which makes the passage of a new healthcare system very unlikely in the foreseeable future. This plan and the speculation around it suggests the possible merging of the Medicare and Medicaid programs, putting spending capitalizations at an 8% level, making greater utilization of managed care and managed competition and the creation of a National Health Care Board to oversee the creation of Healthcare Insurance Purchasing Cooperatives (HIPCs). It is generally felt by the lawmakers like Congressman Stark, that there will be no interference or cutbacks on long-term care. It is

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT



believed that the current problems will reach a severe crisis level before some action by Congress will occur.

Escalating costly regulation and inadequate reimbursement from Medicaid and a shortage of qualified nurses have squeezed industry profits. In an effort to remain profitable, many providers have diversified into medical specialty units, which tend to be more profitable than typical nursing care. In any case, the elderly care segment of the healthcare industry continues to evolve in response to profound social and economic influences.

                          REGIONAL AND MARKET ANALYSIS



The subject property is located in St. Louis, St. Louis County, Missouri. The St. Louis Consolidated Metropolitan Statistical Area (CMSA) is a bistate region consisting of the city of St. Louis, the four Missouri counties of St. Louis, St. Charles, Franklin and Jefferson and the five Illinois counties of Clinton, Madison, Monroe, St. Clair and Jersey. The St. Louis Primary Metropolitan Statistical Area (PMSA) consists of the city of St. Louis, the Missouri counties of St. Louis, St. Charles, Franklin and Jefferson and the Illinois county of Monroe.

The St. Louis metropolitan area is located near the geographic and population centers of the United States. According to Sales and Marketing Management, the St. Louis PMSA is ranked twentieth in population, twentieth in number of households and twenty-second in effective buying income. In median household effective buying income, the St. Louis PMSA is ranked seventy-third, ahead of other areas such as Atlanta, Indianapolis, Oklahoma City and Tulsa.

The area's location in the center of the United States and on a waterway system has made the region a leading industrial and transportation center. The port of St. Louis is the busiest inland port in the nation, with the St. Louis district constituting the second largest railroad terminal in the country, surpassed only by Chicago. St. Louis is served by fourteen trunk-line railroads and five switching lines, with Amtrak providing passenger service to a variety of cities in the nation. Trucking service is available with more than 200 common carrier truck lines and numerous local lines operating in the area. Four interstate highways serve the area, with I-70 linking Washington, D.C. with the west, I-55 running from Chicago to New Orleans, I-44 connecting St. Louis with I-40 at Oklahoma City and I-64 traveling inland from Virginia to St. Louis.

Airline service is available from Lambert-St. Louis International Airport. Eleven scheduled passenger airlines, eight commuter lines, one all-cargo airline, two air freight cartage agents and fourteen air freight forwarders all operate from the airport.

                          REGIONAL AND MARKET ANALYSIS



The St. Louis metropolitan area enjoys a well diversified economy being a major financial, manufacturing, telecommunications and trade and distribution center serving the central United States. The area's largest employer is the McDonnell Douglas Corporation, with approximately 33,000 St. Louis area employees. In addition to design and manufacturing facilities for military and aerospace equipment, McDonnell Douglas is headquarters for McAuto, one of the nation's largest data processing centers. The area is home to two of the nation's largest shoe manufacturers, Interco, Inc. and Brown Group, Inc., and to Southwestern Bell, a major telecommunications firm. Other firms headquartered in St. Louis include Monsanto Company, Ralston Purina Company, Pet Inc., Peabody Coal Company, Seven-Up, General Dynamics, Graybar Electric and Emerson Electric. In addition to headquarters, research and chemical manufacturing facilities, Monsanto Company also has silicon chip manufacturing facilities in the metropolitan area.

According to Donnelley Demographics, St. Louis County had approximately 392,675 residents in 1991 as compared with the 1980 census level of 453,085. This represents a 13.3% decrease from 1980 to 1991. Population is estimated to decrease further to 364,925 in 1996. The portion of the county's residents over age sixty-five was 18.8%, or 73,847 residents in 1991 as compared with 17.6%, or 79,920 residents in 1980. While the percentage of elderly residents has increased, the number of elderly residents has decreased approximately 7.6% from 1980 to 1991. The county's elderly population is expected to decrease to 67,180 in 1996 representing 18.4% of the estimated 1996 forecasted population.

                          REGIONAL AND MARKET ANALYSIS



The following tables present selected demographic data for St. Louis County.

                                      TOTALS AND MEDIANS


                                         1980          1991             % CHANGE        1996
                                        CENSUS       ESTIMATE          1980 TO 1991   FORECAST

Total Population                        453,085       392,675             -13.3%      364,925
Total Households                        178,048       166,041              -6.7%      160,042
Household Population                    443,305       382,920             -13.6%      355,170
Average Household Size                      2.5           2.3              -7.4%          2.2
Average Household Income                $14,723       $27,332              85.6%      $33,443
Median Household Income                 $11,713       $20,545              75.4%      $24,641

Source:  Donnelley Demographics

                          REGIONAL AND MARKET ANALYSIS

                                              POPULATION BY AGE


                                    1980 CENSUS                 1991 ESTIMATE               1996 FORECAST
                                NUMBER        PERCENT      NUMBER         PERCENT        NUMBER      PERCENT
           AGE
  Total                        453,085        100.0%       392,675         100.0%       364,925       100.0%
   0 -  4                       32,361          7.1%        28,677           7.3%        26,007         7.1%
   5 -  9                       30,768          6.8%        27,173           6.9%        25,370         7.0%
  10 - 14                       32,148          7.1%        25,918           6.6%        24,574         6.7%
  15 - 19                       39,676          8.8%        25,989           6.6%        24,664         6.8%
  20 - 24                       44,626          9.8%        27,800           7.1%        24,612         6.7%
  25 - 29                       38,121          8.4%        31,169           7.9%        24,051         6.6%
  30 - 34                       26,653          5.9%        33,980           8.7%        27,162         7.4%
  35 - 39                       19,472          4.3%        30,414           7.7%        30,111         8.3%
  40 - 44                       17,875          3.9%        22,251           5.7%        27,515         7.5%
  45 - 49                       19,712          4.4%        16,562           4.2%        20,448         5.6%
  50 - 54                       23,227          5.1%        15,049           3.8%        15,306         4.2%
  55 - 59                       25,003          5.5%        16,048           4.1%        13,793         3.8%
  60 - 64                       23,523          5.2%        17,798           4.5%        14,132         3.9%
  65 - 69                       23,803          5.3%        18,904           4.8%        15,805         4.3%
  70 - 74                       21,474          4.7%        17,363           4.4%        15,971         4.4%
  75 - 79                       16,927          3.7%        15,479           3.9%        13,687         3.8%
  80 - 84                       10,207          2.3%        11,568           2.9%        10,669         2.9%
  85 +                           7,509          1.7%        10,533           2.7%        11,048         3.0%
  < 15                          95,277         21.0%        81,768          20.8%        75,951        20.8%
  65 +                          79,920         17.6%        73,847          18.8%        67,180        18.4%
  75 +                          34,643          7.6%        37,580           9.6%        35,404         9.7%
  Median Age                      31.7                        34.4                         36.0
  Median Age Adult                46.1                        43.1                         43.9
  Population

  Source:  Donnelley Demographics

                          REGIONAL AND MARKET ANALYSIS



An area map is provided on the following page.

                          REGIONAL AND MARKET ANALYSIS



AREA MAP



                                 (PHOTO - MAP)

                       NEIGHBORHOOD AND SITE DESCRIPTION



NEIGHBORHOOD ANALYSIS

The subject property is situated in the southwest quadrant of Highway 20 and I-270 on Kennerly Road approximately ten miles from downtown St. Louis. Access to the property is very good. The major artery serving the area includes I-270 which intersects all the major highways and interstates serving St. Louis in all directions.

The area consists mainly of single family homes with numerous new developments of $200,000 homes to many over $400,000 in value, scattered older homes on large tracts and small individual commercial tracts.

Adjoining the property to the north is vacant land, to the east and south single family homes and to the west new single family homes and the Friendship Village Retirement Center.

A location map is provided on the following page.

                       NEIGHBORHOOD AND SITE DESCRIPTION



LOCATION MAP



                                 (PHOTO - MAP)

                       NEIGHBORHOOD AND SITE DESCRIPTION



ZONING

The subject land sites are all zoned R-1, Residence District, by the county of St. Louis, Missouri. This zoning requires a minimum site size of one acre except those tracts of record prior to April 8, 1965 containing less area. This would apply to the one lot adjoining the west side of the nursing home site on Gravois Road which contains 1.88 acres.

Use of the property for a nursing home requires a CUP, Conditional Use Permit under the April 8, 1965 zoning regulations of St. Louis County. The nursing home met these requirements under its grandfather clause for the original home, which was subsequently razed in 1987 and the 1975 addition, which secured a building permit prior to 1965. In 1972, the nursing home wanted to expand and a conditional use permit was approved zoning 6.816 acres for nursing home use. This includes the nursing home and the two residential homes: 7 Kennerly Manor Drive and 10910 Kennerly Road. The conditional use permit requires all improvements on the 6.816 acre site be used in conjunction with the nursing home operations. A subdivision permit is required to separate the two residential improved sites out of the CUP zoning. It is assumed that the subdividing could be reasonably obtained upon appropriate application to the St. Louis County Planning Commission.

REAL ESTATE TAX AND ASSESSMENT ANALYSIS

The subject property is assessed a total of $766,280, which is comprised of $55,120 for the land and $711,160 for the improvements. The city and county tax rate in 1993 is 5.475 (plus 1.700 surcharge on the nursing home property) per $100 of assessed value. Taxes in 1994 are estimated as follows:

                       NEIGHBORHOOD AND SITE DESCRIPTION


                                                        1994 Taxes


                                         Parcel Number        Parcel Number         Parcel Number
                                           28M540245            28M530059             28M540256           Totals
                                         (4.22 Acres)         (0.716 Acres)         (1.88 Acres)       (6.816 Acres)
        Land                             $   40,510              $ 5,680             $   8,930           $   55,120
        Improvements                        698,050                  ---                13,110              711,160
        Total                            $  738,560              $ 5,680             $  22,040           $  766,280
        1993 Taxes                       $52,991.68              $310.98             $1,206.69           $54,509.35


SITE DESCRIPTION

The appraised land consists of a total 6.816 acre site. The nursing home is situated on a 4.22 acre (183,823 square foot) site fronting about 1,088 feet along Kennerly Road on the north and east lines which includes 10910 and 10980 Kennerly Road. The topography is generally level at street grade along the frontage with a slight slope to the west and downward to basement floor grade at the rear. The slope is then steeper to the rear south and west lines. The shape is rectangular with an angled east line.

Residence 7 Kennerly Manor Drive (formerly Ozarkdale Drive) has frontage of about 150 feet along the curve of the street and is a part of the total 6.816 acre CUP nursing home zoning. The grade is gently sloping from the street to the front of the building and drops off to basement level at the rear and continues downward to the north. This site contains 1.88 acres and is also CUP zoned. The site is adjacent to the east line of the two acre excess land site.

                       NEIGHBORHOOD AND SITE DESCRIPTION





The residence at 10910 Kennerly Road is also a part of the CUP zoned site and is located in the extreme southeast corner of the overall tract fronting along Kennerly Road on its east and southeast lines and along Kennerly Manor Drive on its south line. The site grade is gently sloping from the street frontage to the front of the building and drops off to basement level at the rear and continues downward to the north. The vacant land at 10980 Kennerly Road consists of 0.716 acre and is zoned R-1. It follows the terrain of the main facility and is presently wooded.

Subject management has advised us that the Residence 7 Kennerly Road, which is presently unoccupied, is scheduled to be torn down and the parking lot expanded. As such the residential improvements at 7 Kennerly Road have not been considered in this valuation. In addition, the residence at 10910 Kennerly Road is expected to be converted to house the nursing home business offices. Therefore, all sites were considered operating acres.

The overall land configuration is very irregular with a slope downward from all side street frontages to the center of the property then continuing downward in a natural watershed runoff ravine to the west.


                                Summary of Land Sites

             Facility                        Zoning                          Acres

    Nursing Home                            R-1, CUP                         4.220
    7 Kennerly Manor Drive                  R-1, CUP                         1.880
    10910 Kennerly Road                     R-1, CUP                         0.716
    Total Land Area                                                          6.816

                            IMPROVEMENTS DESCRIPTION



IMPROVEMENTS DESCRIPTION

The site is improved with a two story plus basement, 49,719 square foot 167 licensed bed nursing home which operates with 148 beds. Constructed in 1966, with additions in 1975 and 1987 and renovations in 1993/1994, this building has brick and block exterior walls over a foundation consisting of concrete piers and grade beams and is supported by a steel frame. The roof structure consists of wood and steel rafters with plywood and rigid insulation. The roof is covered by asphalt shingles.

The floor structure consists of steel joisted concrete. Floor coverings consist of terrazzo throughout; carpeting in the offices; sheet vinyl in the east wing; and exposed concrete in the laundry and maintenance shop.

Partitioning consists of drywall covered metal studs in most areas with ceramic tile partitioning in the tub rooms and concrete block partitioning in the mechanical areas. Built-in items include wood handrails, cubicle curtain tracking, five nurses' stations and an exhaust hood in the kitchen with an Ansul fire suppression system.

The ceilings are covered by plaster on metal and rock lath with some drywall and suspended metal grids with lay-in acoustical tiles.

Heating, ventilating and air conditioning are provided via hot water boilers and chillers. The patient rooms are heated and cooled by radiant floor heat and ducted cooled air.

Standard plumbing fixtures include fifty-two water closets, fifty-six lavatories, twenty-six tubs, twelve sit-down shower stalls, six janitor sinks and five showers. Hot water is heated by commercial gas automatic heaters.

                            IMPROVEMENTS DESCRIPTION



Lighting consists primarily of fluorescent illumination. Other electrical features include a nurses' call and paging system, a fire alarm system and door alarms.

Other features include a sprinkler system and two elevators.

There are two residential buildings at the rear of the overall 6.816 acre site fronting on Kennerly Road and Kennerly Manor Drive. These are briefly described as:

         7 KENNERLY MANOR DRIVE - Brick veneer, one story plus basement single family residence containing 1,633 square feet with four bedrooms, two full baths, fully equipped kitchen, attached two car garage, central air conditioning, full basement with walkout patio doors. This structure was built in 1962, is in fair condition and is scheduled to be demolished.

         10910 KENNERLY ROAD - Masonry walls, one story plus basement single family residence containing 1,836 square feet with three bedrooms, one and one-half baths, fully equipped kitchen, quality interior finishes, carpeting and drapes, full walkout basement with two car plus garage, central air conditioning and supplemental furnace. This structure was built in 1960 and is in fair condition and is scheduled to become business offices.

Thirty rooms have recently been remodeled and thirty are currently in the process of being remodeled. Other improvements being considered are painting, television system, upgrading of employees lounge and upgrading and modification of dining rooms.

LAND IMPROVEMENTS

Land improvements include, but are not limited to, asphalt paving, concrete sidewalks, aprons, equipment pads and bumpers, underground utility lines, exterior lighting, stone retaining wall, concrete retaining wall with fence, signage and illuminated concrete fountain and fencing.

                            IMPROVEMENTS DESCRIPTION



EQUIPMENT DESCRIPTION

Based upon an inspection of the facility, it appears that the nursing home is equipped with the normal complement of items necessary to adequately serve the subject nursing and rehabilitation facility. Upon acquisition of the facility by Integrated Health Services, Inc. in 1987, new office and lounge furniture was added. The equipment appears to be in good condition for its age and use.

                              HIGHEST AND BEST USE



The Appraisal Institute defines highest and best use as follows:

         The most profitable, likely use to which a property can be put. The opinion of such use may be based on the highest and most profitable continuous use to which the property is adapted and needed, or likely to be in demand in the reasonably near future. However, elements affecting value which depend upon events or a combination of occurrences, which, while within the realm of possibility, are not fairly shown to be reasonably probable, should be excluded from consideration. Also, if the intended use is dependent upon an uncertain act of another person, the intention cannot be considered.

         The use of the land which may reasonably be expected to produce the greatest net return to land over a given period of time. That legal use which will yield to land the highest present value, sometimes called optimum use.

In estimating the highest and best use, there are essentially four states of analysis:

         1. POSSIBLE USE - Uses which are physically possible for the site in question.

         2. PERMISSIBLE USE (LEGAL) - Uses permitted by zoning and deed restrictions on the site in questions.

         3. FEASIBLE USE - Possible and permissible uses which will produce a net return to the owner of the site.

         4. MAXIMALLY PRODUCTIVE USE - Among the feasible uses, that use which will produce the highest net return of highest present worth.

The highest and best use of the land (site) as if vacant and available for use may be different from the highest and best use of the property as improved. This will be true when the improvement is not an appropriate use and yet makes a contribution to total property value in excess of the site.

                              HIGHEST AND BEST USE



The following conditions must be met in determining the highest and best use:

         The use must be legal.

         The use must be probable, not speculative or conjectural.

         There must be a profitable demand for such use and it must return to land the highest net return for the longest period of time.

In order for the subject site to fulfill its highest and best use, that use must meet four criteria. It must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally productive. These criteria are further explained as follows.

         PHYSICALLY POSSIBLE

         The size, shape, location, utility availability and terrain impose physical restraints upon the type of uses possible for the subject. Any use incompatible with the utility capacity or constraints imposed by the size, shape or terrain would not be considered physically possible. As mentioned in the land description section of this report, the subject is irregularly shaped and contains a gross land area of 6.816 acres. All utilities are available at the site and all required site improvements are in place. The physical characteristics of the site in terms of size, shape and topography are favorable for flexible development. Overall, the physical aspects of the site are such that they do not impose any constraints which would prevent the site from being developed to its highest and best use.

         LEGALLY PERMISSIBLE

         Uses of the land must be permitted by zoning and deed restrictions and other legal considerations. The subject site is currently zoned R-1 (Residence District) by the county of St. Louis. Nursing home use is a conditional use in this zoning designation. The present use of the site for a nursing home is a legal use.

                              HIGHEST AND BEST USE



         FINANCIALLY FEASIBLE

         Any use of the subject which provides a financial return to the land in excess of that required to satisfy operating expenses, financial expenses and capital amortizations is considered financially feasible. It is our opinion that the subject's current use as a nursing home is financially feasible based upon the operating performance of the subject facility.

         MAXIMALLY PRODUCTIVE

         Among the feasible uses, that use which will produce the highest net return at the highest present worth. The subject site is improved with a 142 bed nursing home. The improvements are in good condition with a significant remaining economic life. Functional utility of the structure meets the market standards expected of a nursing home and demand for this type of development is evident in the marketplace. Based upon the supply and demand characteristics of the nursing home industry in Missouri, it is our opinion that the highest and best use of the property, as improved, is its current use as the site of a nursing home.

On reviewing the conditions and criteria for establishing the highest and best use of the subject, we have examined the market for the subject services and the regional and local economy as well as the existing physical and zoning characteristics of the site. Additionally, we have considered the quality and condition of the subject improvements amendable for use as a nursing and rehabilitation facility.

Based upon our review and analysis of the subject market, it is our opinion that the highest and best use of the site as vacant would be for healthcare development such as the subject and as improved would be for the continuation of its current use as that of a nursing and rehabilitation facility.

                             VALUATION METHODOLOGY



There are three generally accepted approaches to estimate the value of an asset, which are summarized as follows:

         INCOME APPROACH: This approach translates earnings, or expected cash flows, into an estimate of value. It is based upon the premise that value is determined by the present value of all future expected income. Thus, forecasted earnings are converted to value through the application of discount or capitalization rates derived from the investment market.

         MARKET APPROACH: This valuation approach is based upon the comparison of the subject to the sales of similar assets in the marketplace. Two methods of estimating value via this approach are the Primary Sales Comparison Approach and the Secondary Market Approach. The Primary Sales Comparison Approach entails the analysis of direct asset transfers, while the Secondary Market Approach involves the analysis of multiples derived from equity transfers in public secondary markets or exchanges.

         COST APPROACH: This procedure provides an indication of the value of an asset by reducing an estimate of the current cost to reproduce or replace an asset by an estimate of accrued depreciation. Depreciation includes physical deterioration, functional and external (or economic) obsolescence.

In general, the Income Approach is the most reliable approach to value an income producing property. It best considers the income potential and risk characteristics specific to the subject property. The Market Approach has not been applied due to the lack of transfers of leased facilities. Nursing homes typically transfer in fee simple estate, with the assets of the operating company included. The interest considered in this appraisal is that of a leased fee estate, and we were unable to locate meaningful sales of similar interests to compare to the subject. The Cost Approach has limitations due to the difficulty in quantifying the depreciation and obsolescence in the assets.

The Income and Cost Approaches are presented on the following pages.

                                INCOME APPROACH



The Income Approach gives consideration to the net income expectancy from rental of the property, and to the capitalization of this income in accordance with prevailing returns on properties or investments of similar risks to determine the amount at which ownership would be justified by a prudent investor. Since it is the purpose of this appraisal to estimate the market value of the leased fee estate, the Income Approach is considered to be the most reliable method of valuation. The first step involves the estimating of the subject's potential gross income. For this, we deduct reasonable allowances for expenses to arrive at the indicate net income which is capitalized into the value estimate.

ESTIMATE OF GROSS INCOME

Integrated Health Services, Inc. has represented that this facility will be sold to Crescent Capital and leased back to Integrated Health Services, Inc. The facility, including land, buildings, equipment and furnishings, will be leased to Integrated Health Services, Inc. for a ten year period, with two, ten year renewal options. Although we have not been provided with a copy of the final lease, Integrated Health Services, Inc. has provided us with a lease synopsis which indicates that the base rent in the first year will be $922,250. In the second and third forecast years, contract rent is adjusted 1% annually. In subsequent years, additional rent has been based upon the terms of the lease contract which stipulates the subsequent annual increases will be increased by the greater of 1) 1% of the then-current minimum rent, or 2) the lesser of either 3.75%, or the greater of either 5% of the incremental net operating income (before corporate allocations), or 67% the consumer price index from the preceding period.

                                INCOME APPROACH



In our Discounted Cash Flow forecast, we have assumed an initial ten year holding period, and have assumed that Integrated Health Services, Inc. will exercise the two, ten year renewal options. Revenue has been estimated based upon contract rent comprised of base rent plus additional rent, which we have assumed to be at market. Because of the scarcity of arm's length leases on nursing facilities and the multitude of adjustments which would be required to equate a lease comparable to the subject, revenue has been forecast based upon contract rent.

The incremental net operating income factor is calculated based upon the incremental performance of the most recently ended fiscal year as compared with the preceding year. The increment is then multiplied by a factor of 0.05.

The lease is a net lease with the lessee responsible for operating expenses. Management costs have been estimated at 4% of revenue. This charge considers the cost of collection and accounting for rents. We have also estimated nominal reserves for replacement at $100 per bed, increasing with inflation. Total expenses in the first forecasted year are estimated at $51,690, or 5.6% of revenue. Net income is estimated at $870,560 in the first forecasted year, increasing to $1,065,770 by the tenth year. Schedules A-1 through A-5 in the Addendum to this report present the subject's historic and prospective occupancy, payor mix and operating performance of the operating business. The subject's prospective performance has been estimated based upon information from Management in conjunction with historic performance. The subject business enterprise is expected to exhibit a large increase in net operating income in the first forecast year attributable to an increase in medical specialty unit census. Medical specialty unit patients are generally of high acuity level, commanding substantially higher rate levels than skilled nursing and contributing largely to net operating income. Operating performance of the business has been analyzed to gauge the potential of the Company to center its rent obligations and is a factor in estimating additional rent. Forecasted net operating income of the business enterprise

                               INCOME APPROACH



amount to five and one-half times lease payments in the first forecasted year, which appears to provide adequate coverage.

DISCOUNT RATE CALCULATION

CAPITALIZATION PROCESS AND DISCOUNT RATE

As the annual cash flow and reversionary values are estimated ten years into the future, it is necessary to discount these values into a present value estimate. Present value is today's cash lump sum which represents the current value of the right to collect the future payments and reversion. It is the aggregate value of the discounted future payments and reversion.

The discount rate used must reflect a sufficient rate of return for a developer or owner of property over the holding period. The rate must take into consideration the time value of money and charges for holding costs. The rate must also reflect an adequate rate of return for the risk involved when compared to other types of investments.

When analyzing discount rates, it is important to realize that all investments are in competition with each other for the investment dollar. The investor has a choice of: (1) bank rate securities such as government bonds, industrial or municipal bonds and debentures, (2) stocks and other securities, or (3) selected enterprises or other real estate investments at varying rates of return. The acceptable rate of return to the investor is affected by considerations of risk, burden of management, degree of liquidity and other factors (including personal preference). The analysis quite often follows the historical summation of these factors, known as a "built-up" rate.

                                INCOME APPROACH



As an example, an adjustment for risk is added to a safe or minimum risk rate as an increment to compensate for the extent of risk believed to be involved in the use of the capital sum. Another adjustment is usually made of nonliquidity due to the time required to realize cash from the resale of the property. The resale period may vary with the general marketability of the type of property and the amount of the cash investment required.

The principle of discounting money to be received in the future is based upon the fact that today's dollar can be invested to earn a return, while the expected future dollar not yet generated, cannot. The discount rate must reflect what is called the opportunity cost of capital. Thus, the investor is compensated by the discount rate for the current lost opportunity in investing in alternative assets.

In order to determine the appropriate rate, we have reviewed current monetary rates as of March 1994.

The following table presents yield rates associated with various types of government and corporate securities as indicated by the March 1, 1994 Wall Street Journal.


                   YIELD RATES AS INDICATED BY THE MARCH 1, 1994
                               WALL STREET JOURNAL

                   SECURITY                                YIELD

            Prime Rate                                          6.00%
            Ten Year U.S. Treasury Bonds                        6.14%
            Corporate Bonds
              Aaa, Aa                                  6.20% to 7.42%
              A, Baa                                   6.52% to 7.58%
              Ba, C                                             9.44%

                                INCOME APPROACH



As indicated by the following survey conducted by Real Estate Research Corporation, required rates of return for commercial grade real estate were approximately 5.6% to 5.9% above year treasury bonds in the first two quarters of 1993.



                         Real Estate vis-a-vis Capital Market Returns*

                                                             Fourth         Third
                                                             Quarter       Quarter
                                                              1993          1993

               Real Estate Yield (%)                          11.7%        12.0%
               Moody's Aa Utilities (%)                        7.0%         7.4%
               Moody's Aaa Corporate (%)                       7.0%         7.2%
               10 Year Treasuries (%)                          5.3%         5.7%
               *This  survey was conducted in October, 1993 and reflects desired returns for fourth quarter 1993 investments.

               Source:  Real Estate Research Corporation


As the subject property would have less liquidity and more risk than commercial grade real estate, it is reasonable to expect that the discount rate would be higher than the real estate yields presented. Several factors which influence the selection of a discount rate include the following:

         o Currently, there are restraints on supply through licensure requirements which alter normal economics; and

         o The value of the facility is highly related to the operation of the business which is involved in the provision of services such as healthcare, dietary and housekeeping operations which entail a higher level of Management expertise.

                                INCOME APPROACH



Therefore, given the alternative investments available and taking into consideration the risks associated with real estate development and the realization of the additional rent revenue, we believe a 12.5% discount rate for the subject is appropriate. This return is considered equivalent to investments with comparable risks available today for the same time period.

FINAL CASH FLOW

The earnings and cash flow forecasts in this analysis only cover a ten year period. In reality, the property will generate earnings and cash flow well beyond the five year forecast period. Therefore, the value of this distant cash flow stream, called a "reversion" value, must be estimated.


We have assumed that Integrated Health Services, Inc. will exercise the renewal options after the initial ten year lease period. Therefore, the reversion value has been estimated based upon the capitalization of net cash flow in forecast year eleven. We have used a terminal capitalization rate of 10% in calculating the reversion value. According to Real Estate Research Corporation's Fourth Quarter 1993 Investor Survey, terminal capitalization rates for multifamily housing averaged 9.4%. Since the risk associated with the subject is believed to be similar but slightly above that on multifamily housing, we have added a risk premium to the average terminal capitalization rate exhibited by multifamily housing. The reversion value has been discounted to present value at the discount rate of 12.5%.

                                INCOME APPROACH



INCOME APPROACH CONCLUSION

The sum of the annuity and reversion values estimated within the Discounted Cash Flow Analysis represent the total value of the property. Based upon our analysis, this value can be represented in the rounded amount of:

                                   $8,500,000
                                   ==========

The following schedule presents the earnings forecast and Discounted Cash Flow Analysis and indicated value.

                                INCOME APPROACH

                                  SCHEDULE A
              INTEGRATED HEALTH SERVICES OF ST. LOUIS AT GRAVOIS
                         DISCOUNTED CASH FLOW FORECAST

                        Forecasted      Forecasted      Forecasted      Forecasted      Forecasted      Forecasted      Forecasted
                           Year  1          Year 2          Year 3          Year 4          Year 5          Year 6          Year 7
REVENUE:
  Minimum Rent         $  922,250       $ 922,250       $ 931,473       $ 940,787       $ 966,000       $ 991,889       $1,018,472
  Additional Rent                           9,223           9,315          25,213          25,889          26,583           27,295
                       -----------------------------------------------------------------------------------------------------------
  TOTAL REVENUE        $  922,250       $ 931,473       $ 940,787       $ 966,000       $ 991,889       $1,018,472      $1,045,767
                       -----------------------------------------------------------------------------------------------------------
EXPENSES:

  Management Fee           36,890          37,259          37,631          38,640          39,676          40,739          41,831
  Replacement Items        14,800          15,392          16,008          16,648          17,314          18,006          18,727
                       -----------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES           51,690          52,651          53,639          55,288          56,989          58,745          60,557
                       -----------------------------------------------------------------------------------------------------------

NET INCOME                870,560         878,822         887,148         910,712         934,900         959,726         985,209


    DISCOUNT RATE          0.8889          0.7901          0.7023          0.6243          0.5549          0.4933          0.4385
    PRESENT VALUE         773,831         694,378         623,072         568,553         518,803         473,404         431,977

DISCOUNT RATE                12.5%
TERMINAL CAPITALIZATION
   RATE                      10.0%

CONCLUSION OF VALUE
   ANNUITY              5,166,071
   REVERSION            3,369,099
                        =========
   FIXED ASSET VALUE   $8,535,170

                       Forecasted      Forecasted       Forecasted                      Forecasted
                         Year  8           Year 9          Year 10                         Year 11
REVENUE:
  Minimum Rent         $1,045,767      $1,073,793      $1,102,571                       $1,132,120
  Additional Rent          28,027          28,778          29,549                           30,341
                       ------------------------------------------                       ----------
  TOTAL REVENUE        $1,073,793      $1,102,571      $1,132,120                       $1,162,461
                       ------------------------------------------                       ----------
EXPENSES:

  Management Fee           42,952          44,103          45,285                           46,498
  Replacement Items        19,476          20,255          21,065                           21,908
                       ------------------------------------------                       ----------
  TOTAL EXPENSES           62,428          64,358          66,350                           68,406
                       ------------------------------------------                       ----------
NET INCOME              1,011,366       1,038,213       1,065,770          NET INCOME    1,094,055

                                                                            CAP. RATE           10%

                                                                       TERMINAL VALUE   10,940,547

    DISCOUNT RATE          0.3897          0.3464          0.3079                           0.3079
    PRESENT VALUE         394,174         359,678         328,200           REVERSION    3,369,099


                                 COST APPROACH



In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which the depreciated replacement cost of the improvements and equipment is added. The replacement cost of the improvements and equipment is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence and external (or economic) obsolescence.

The cost analysis involves three basic steps:


         o         Land value estimate.

         o Estimation of the replacement cost of the improvements and equipment.

         o Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.

LAND VALUATION

The appraised property consists of approximately 6.816 acres (296,905 square feet) of land. The site exhibits approximately 1,088 feet of frontage along the south side of Kennerly Road.

                                 COST APPROACH



Land valuation, as reported herein, assuming the site vacant is based upon the following steps:


         o A comparison with recent sales and/or asking prices for similar land.

         o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

         o Our experience in estimating land values; and when necessary, due to a lack of other available data, segregation of purchase price of improved properties.

The following six sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. To the best of our knowledge, all property rights transferred were fee simple. The following sales were considered arm's length transactions and did not include any special or creative financing, except where noted.

                                 COST APPROACH



LAND SALE NUMBER 1

Location:                 5139 Mattis Road, St. Louis, St. Louis County, Missouri

Date of Sale:             February 1, 1990

Sale Price:               $300,000

Size:                     1.19 Acres (51,856 Square Feet)

Zoning:                   C-8

Price Per Acre:           $252,100

Price Per Square Foot:    $4.86

Grantor:                  Taylor, Morlay Simon, Inc.

Grantee:                  Anwar Shah

Deed Book/Page Number:    9500/1767

Tax Parcel Number:        29L541183

Comments:                 Purchaser built a 13,466 square foot eye center in 1991.

                                 COST APPROACH



LAND SALE NUMBER 2

Location:                 Tesson Ferry and Town South Roads, Soppington, Missouri

Date of Sale:             February 28, 1990

Sale Price:               $415,000

Size:                     1.64 Acres (71,438 Square Feet)

Zoning:                   C-8

Price Per Acre:           $253,048

Price Per Square Foot:    $5.81

Grantor:                  Boatmen's Bank

Grantee:                  Voss Properties

Deed Book/Page Number:    6611/2234

Tax Parcel Number:        29L142010

                                 COST APPROACH



LAND SALE NUMBER 3

Location:                 4079 Telegraph Road, St. Louis, St. Louis County, Missouri

Date of Sale:             January 7, 1993

Sale Price:               $300,000

Size:                     1.375 Acres (59,895 Square Feet)

Zoning:                   C-8

Price Per Acre:           $218,182

Price Per Square Foot:    $5.01

Grantor:                  Shirley and William Nahn

Grantee:                  Site Oil Company of Missouri

Deed Book/Page Number:    Not Available

Tax Parcel Number:        30H410219

                                 COST APPROACH



LAND SALE NUMBER 4

Location:                 5423 Telegraph Road, Mehlville, Missouri

Date of Sale:             April 27, 1990

Sale Price:               $310,000

Size:                     1.2 Acres (52,272 Square Feet)

Zoning:                   R-2 (To Be Rezoned Commercial)

Price Per Acre:           $258,333

Price Per Square Foot:    $5.93

Grantor:                  Schnuens Markets, Inc.

Grantee:                  Union Electric Company

Deed Book/Page Number:    8749/2472

Tax Parcel Number:        31H130800

                                 COST APPROACH



LAND SALE NUMBER 5

Location:                 12152 Tesson Ferry Road, St. Louis, St. Louis County, Missouri

Date of Sale:             December 7, 1990

Sale Price:               $302,000

Size:                     1.259 Acres (54,885 Square Feet)

Zoning:                   C-8 (See Comments)

Price Per Acre:           $239,873

Price Per Square Foot:    $5.50

Grantor:                  VTF Enterprises

Grantee:                  Physicians Building Partnership

Deed Book/Page Number:    Not Available

Tax Parcel Number:        Not Available

Comments:                 Purchased subject to rezoning from Residential to C-8.  Purchaser built a 12,000 square foot brick medical/office building with a 5,000 square foot basement.

                                 COST APPROACH



LAND SALE NUMBER 6

Location:                 Highway 21, Soppington, Missouri

Date of Sale:             February 1, 1990

Sale Price:               $415,000

Size:                     1.609 Acres (70,132 Square Feet)

Zoning:                   C-8

Price Per Acre:           $257,924

Price Per Square Foot:    $5.92

Grantor:                  Boatmen's Bank

Grantee:                  William and Loriann Voss

Deed Book/Page Number:    8708/1476

Tax Parcel Number:        29L140463

                                 COST APPROACH



These six sales are summarized below. All are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date.


                                         Summary of Land Sales

                                                                                                 Price Per
  Sale                                                   Sale          Land Area                  Square
 Number                    Location                      Date        (Square Feet)    Zoning       Foot

   1       5139 Mattis Road                              02/90           51,856        C-8        $4.86
   2       Tesson Ferry and Town South Roads             02/90           71,438        C-8        $5.81
   3       4079 Telegraph Road                           01/93           59,895        C-8        $5.01
   4       5423 Telegraph Road                           04/90           52,272        R-2        $5.93
   5       12152 Tesson Ferry Road                       12/90           54,885        C-8        $5.50
   6       Highway 21                                    02/90           70,132        C-8        $5.92
Subject    10954 Kennerly Road, et al.                     ---          296,905        CUP          ---


ANALYSIS

In analyzing the land sales, certain elements should be considered when making adjustments to the price of each comparable property. The elements of comparison are: 1) market conditions (time); 2) location; and 3) physical characteristics.

                                 COST APPROACH



     MARKET CONDITIONS (TIME)

     The condition of the market may change between the time of sale and the date of the appraisal and adjustments would have to be made to reflect the market. Changed market conditions result from various causes such as inflation, deflation, changing demand, changing supply and changing land use patterns. The tendency over time is for land values to appreciate. Based on analysis of the recent economic conditions of the region, there is evidence that values have increased slightly. The estimated marketing period for land in the Charlotte area at least one year. The supply of vacant land is limited and demand was considered good.

     LOCATION

     An adjustment for location may be required if the locational characteristics of the comparable properties are significantly different from those of the subject. A property's location is analyzed in terms of the relative time/distance relationship between it and all likely destinations and origins. The relationship is relative because the location of a property can only be judged in relation to that of others.

     PHYSICAL CHARACTERISTICS

     Physical characteristics differ between properties. These differences may require a number of comparisons and adjustments to the subject. An appraiser may be required to judge the value that is added or lost by the size and shape, corner influence, utilities, etc. Size and shape can affect functional utility in relation to optimum size and frontage to depth ratio. The appraiser must also recognize that smaller tracts of land typically sell for a higher unit price. Typically, corner influence creates a higher unit of value due to the frontage on two or more streets. Also, the availability of utilities influences value.

The six sales, representative of the subject sites, indicate a range of values from $4.86 to $5.93 per square foot.

All sales were found to be superior to the subject land due to the factor of topography. Therefore, downward adjustments were applied accordingly.

                                 COST APPROACH



In keeping with the theory that smaller lot sizes transact at a higher price per unit, all the sales were adjusted downward for containing a smaller lot size.

In addition, all the sales warranted upward adjustments for the factor of time. The indicated range of values after adjustment is $3.94 to $5.44 per square foot.

We have concluded on a land value of $4.75 per square foot for the 296,905 square foot (6.816 acres) site. We have summarized the land value as follows:

                    296,905 Square Feet x $4.75 = $1,410,299
                              ROUNDED:  $1,410,000
                                        ==========

Following are a land sales adjustment grid and comparable land sales map.

                                 COST APPROACH


                                                                Adjustment Grid

                                   Subject     Sale          Sale          Sale          Sale          Sale       Sale Number
                                             Number 1      Number 2      Number 3      Number 4      Number 5     Number 6

      Land Area/Square Feet       296,905     51,856        71,438        59,895        52,272        54,885        70,132
      Price Per Unit              ---         $4.86         $5.81         $5.01         $5.93         $5.50         $5.92
      Date of Sale                Current     02/90         02/90         01/93         04/90         12/90         02/90
      Time Adjustment                         +8%           +8%           +2%           +8%           +7%           +8%
      Time Adjusted Price                     $5.25         $6.27         $5.11         $6.40         $5.89         $6.40
      Location                                0             0             0             0             0             0
      Size                                    -15%          -10%          -15%          -15%          -15%          -10%
      Access                                  0             0             0             0             0             0
      Visibility                              0             0             0             0             0             0
      Zoning                                  0             0             0             0             0             0
      Topography                              -20%          -5%           -5%           -5%           -10%          -5%
      Other                                   0             0             0             0             0             0
      Total Adjustment                        -25%          -15%          -20%          -20%          -25%          -15%
      Sale Price                              $5.25         $6.27         $5.11         $6.40         $5.89         $6.40
      Adjusted Value                          $3.94         $5.33         $4.09         $5.12         $4.42         $5.44

                                 COST APPROACH



COMPARABLE LAND SALES MAP


                                  (PHOTO MAP)

                                 COST APPROACH



BUILDINGS AND LAND IMPROVEMENTS VALUATION

The buildings and land improvements have been valued on the basis of replacement cost less accrued depreciation. The cost new was estimated using cost factors obtained from the calculation section of Marshall Valuation Service (MVS), a nationally recognized cost manual. To these costs we have added soft costs reflecting such items as legal and accounting fees, feasibility studies, architect's fees and plans, test borings, appraisal fees, superintending, carrying costs and other contingency costs and an amount representing entrepreneurial profit, which is not included in MVS's unit costs.

Entrepreneurial profit is a necessary element in the motivation to construct the improvements and represents an additional amount a developer would expect to receive for construction of a similar project. The amount of entrepreneurial profit varies according to the economic conditions and type of development, but typically ranges from 10% to 20% of total project costs. We have contacted several developers, contractors and other familiar with real estate construction. Although each project will vary and each developer expects a different rate of return, most anticipate a return that falls in the above stated range. Based on these conversations, we have estimated entrepreneurial profit to comprise 20% of our estimate of the replacement cost of the building.

The overall cost for the subject nursing home building was estimated at $7,282,943 inclusive of all soft costs and entrepreneurial profit. This figure is equivalent to $146.48 per square foot of gross building area. The residence at 10910 Kennerly Road was estimated at $138,991. The land improvements have been estimated at $596,436.

A description and pricing of the cost to replace the buildings and land improvements is included in the Exhibit Section.

                                 COST APPROACH



Depreciation of a structure is its loss in value due to physical deterioration, functional obsolescence and external (or economic) obsolescence. Economic life is the period over which the improvements to the real estate contribute to the value of the property. These terms are defined as follows:


     PHYSICAL DETERIORATION: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

     FUNCTIONAL OBSOLESCENCE: The loss in value within the property due to poor plan, functional inadequacy, or super adequacy due to size, style, design or other items. This form of depreciation occurs in both curable and incurable forms.

     EXTERNAL (OR ECONOMIC) OBSOLESCENCE: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates or other factors which affect a property's ability to produce an economic income thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes or economic trends.

     ECONOMIC LIFE: Economic life is the period over which improvements to real estate contribute to property value. The economic life of a good quality healthcare facility is typically forty-five to fifty years.

     REMAINING ECONOMIC LIFE: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

In estimating the overall economic life of the improvements, data on economic lives, published by Marshall Valuation Service and the American Hospital Association were considered. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.

                                 COST APPROACH



In accordance with the guidelines of the MVS manual, it is estimated that the building will have a total economic life of forty-five years. As stated earlier, the subject property was constructed in 1966, 1975 and 1987 with renovations in 1993/1994. As previously noted, the subject has recently completed the renovation of thirty rooms with an additional thirty rooms in the process of being renovated. The subject, which has been well maintained, was considered to be in good overall physical condition. We estimate that the building has an effective age of ten years, which equates to a remaining useful life of approximately thirty-five years. After consideration of all significant physical factors affecting the subject property, the total physical deterioration of 25% is imputed to the building.

As stated previously, the improvements have been well maintained, are in good overall condition and are considered modern and functional in all respects. A thorough inspection of the subject property revealed that, while typical wear and tear for a building of this age has occurred, no significant items of deferred maintenance were noted. Based on this knowledge, it is our opinion that the subject does not suffer from functional obsolescence. Furthermore, it is our opinion that the subject property does not suffer from any undue economic obsolescence. Based upon the previous analysis, total accrued depreciation from all causes of 25% is imputed to the subject nursing home building.

As previously noted, the subject property premises includes two residences, 7 Kennerly Manor Drive and 10910 Kennerly Road. Management has indicated that the residence at 7 Kennerly Manor Drive will be razed in the near future for the purpose of adding thirty-five additional parking spaces. As such, we have not considered the value, if any, associated with the current structure.

The residence located at 10910 Kennerly Road, which Management has designated as office space, appeared in fair condition with a total depreciation estimate of 56% applied to the residence.

                                 COST APPROACH



The elements that make up the land improvements have shorter economic lives than that of the building. We have estimated the aggregate economic life of these items to be twenty years with an effective age of fourteen years, which equates to an average remaining useful life of six years. The amount of accrued depreciation attributable to the land improvements has also been calculated on an economic age/life basis, resulting in a 70% depreciation estimate.

The estimate of the depreciated replacement costs of the buildings and land improvements is presented as follows:


                                                                                 DEPRECIATED
                                         REPLACEMENT                             REPLACEMENT
             ASSET                          COST            DEPRECIATION            COST
Nursing Home Building                    $7,282,943         $1,820,736           $5,462,207
Residence                                   138,991             77,835               61,156
Land Improvements                           596,436            417,505              178,931
TOTAL                                    $8,018,370         $2,316,076           $5,702,294


EQUIPMENT VALUATION

Nursing and rehabilitation facility equipment includes, but is not limited to, items such as: all patient room furniture; kitchen utensils, appliances, dinnerware and accessories; office machines, desks, chairs and files; maintenance and housekeeping machines and tools; laundry appliances; lounge furniture; audio/visual equipment and chapel furnishings; nursing items including monitoring devices, chart racks, medication carts; and items for physical therapy including parallel bars, training steps, pulleys and hydrocollators. The subject contains various special equipment to accommodate the specialty units. However, we understand certain items such as ventilator equipment are leased.

                                 COST APPROACH



Depreciated equipment values in nursing homes typically range from $2,000 to $4,000 per bed. Generally the low end of this range represents equipment in facilities which is either highly depreciated, low in quality or low in volume due to smaller common areas and office space. A newer facility, or a facility which has a high percentage of private patients and a location in an affluent area, will generally have an equipment value at the high end of the range.

Based on our experience, it is estimated that the value of the equipment in use can be reasonably represented at $3,500 per bed, which when multiplied by 148 operating beds, indicates a market value for all equipment of:

                                    $518,000
                                    ========
CONCLUSION

Based upon the investigation, as previously defined, the results of the Cost Approach, as of March 1, 1994 are reasonably represented as follows:


     Land                                $1,410,000
     Buildings                            5,523,363
     Land Improvements                      178,931
     Equipment                              518,000
                                        -----------

     TOTAL                               $7,630,294

     ROUNDED                             $7,600,000
                                         ==========

                              CORRELATION OF VALUE



Each of the three traditional approaches to value have been considered, and we have applied the Income and Cost Approaches. The Market Approach has not been applied due to the lack of sales of similar leased fee estate interests as the subject. While the approaches are independently developed, the same fundamental principles of valuation and economics form the logical basis for each approach. The indications of value by the two approaches are as follows:


     Income Approach  . . . . . . . . . . . . . .  $8,500,000
     Market Approach  . . . . . . . . . . . . . .  N/A
     Cost Approach  . . . . . . . . . . . . . . .  $7,600,000

The Income Approach involved a detailed analysis of the earnings potential of the property. The Income Approach best considers the physical characteristics, earnings potential and risk specific to the subject entity. Because of the limitations inherent in the Cost and Market Approaches, the value estimated by the Income Approach was considered the best representation of value for the subject.

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using sources which were considered to be reliable. However, in light of the complexity of estimating the replacement cost and depreciation of the various components in this approach, it is not necessarily the most reliable of the value estimates. Furthermore, the Cost Approach, as performed herein, failed to include such assets as a CON and going concern value.

Based upon the analysis as presented in this report, it is estimated that the market value of the leased fee interest in Integrated Health Services of St. Louis at Gravois, as of March 1, 1994, can be represented in the rounded amount of:

                                   $8,500,000
                                   ==========

                                 CERTIFICATION



We certify that, to the best of our knowledge and belief...

       o The statements of fact contained in this report are true and correct, and that this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

       o The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions and conclusions.

       o We have no present or prospective interest in the property that is the subject of this report; we have no personal interest or bias with respect to the parties involved.

       o The appraisal assignment was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.

       o Our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this report.

       o Gerald L. Huether has personally inspected the property and Wade A. Collins has provided professional assistance.




/s/ Wade A. Collins
- ---------------------------------------------
Wade A. Collins, Vice President, Healthcare
Valuation Counselors Group, Inc.




/s/ Gerald L. Huether
- ---------------------------------------------
Gerald L. Huether, Staff Appraiser
Valuation Counselors Group, Inc.

                                    ADDENDUM

                          BUSINESS ENTEPRISE SCHEDULES

                                 SCHEDULE A-1
              INTEGRATED HEALTH SERVICES OF GRAVOIS AT ST. LOUIS
                      COMPARATIVE INCOME STATEMENT DATA



                                                    Year End    Year End
                                                    12/31/92    12/31/93
                REVENUE:

                 Patient Revenue (Net)            $6,268,316   $6,396,923
                 Ancillary & Other                 1,215,862      812,491
                                                --------------------------
                 TOTAL REVENUE                    $7,484,178   $7,209,414
                                                --------------------------

                OPERATING EXPENSES:

                 General & Administrative            399,183      477,996
                 Dietary                             356,397      358,122
                 Housekeeping & Laundry              223,171      199,384
                 Healthcare                        2,635,850    2,517,531
                 Ancillary & Social Services       2,058,298    2,329,156
                 Property                            163,570      136,873

                                                --------------------------
                 TOTAL OPERATING EXPENSES          5,836,469    6,019,062
                                                --------------------------
                NET OPERATING INCOME               1,647,709    1,190,352
                 (PRE-MGT.FEE)

                                                                            A-2
                                 SCHEDULE A-2
              INTEGRATED HEALTH SERVICES OF GRAVOIS AT ST. LOUIS
                        OCCUPANCY AND REVENUE ANALYSIS




                                                       Forecasted     Forecasted     Forecasted    Forecasted    Forecasted
                          Year End      Year End        Year End       Year End       Year End      Year End      Year End
                          12/31/92      12/31/92        03/01/95       03/01/96       03/01/97      03/01/98      03/01/99
REVENUE:                                                                                                            And
                                                                                                                  Thereafter

   Skilled Nursing       2,768,156     2,417,331       2,033,597      2,135,277      2,242,041     2,354,143     2,471,850
     Percent of Total         44.2%         37.8%           23.7%          23.9%          24.1%         24.3%         24.4%

   MSU & Complex Care    3,500,160     3,979,592       6,536,921      6,798,398      7,070,334     7,353,147     7,647,273
     Percent Of Total         55.8%         62.2%           76.3%          76.1%          75.9%         75.7%         75.6%

                         --------------------------------------------------------------------------------------------------
 Total Revenue           6,268,316     6,396,923       8,570,518      8,933,675      9,312,375     9,707,290    10,119,123




PATIENT DAYS:


   Skilled Nursing          30,832        24,299          22,265         22,265         22,265        22,265        22,265
     Percent of Total         76.8%         69.0%           57.0%          57.0%          57.0%         57.0%         57.0%

   MSU & Complex Care        9,302        10,939          16,790         16,790         16,790        16,790        16,790
     Percent Of Total         23.2%         31.0%           43.0%          43.0%          43.0%         43.0%         43.0%

                         --------------------------    --------------------------------------------------------------------
   Total Patient Days       40,134        35,238          39,055         39,055         39,055        39,055        39,055


   Average Daily
     Census                    110          96.5           107.0          107.0          107.0         107.0         107.0

   Available Beds              148         148.0           148.0          148.0          148.0         148.0         148.0

   Occupancy
     Percentage               74.3%         65.2%           72.3%          72.3%          72.3%         72.3%         72.3%

                         --------------------------------------------------------------------------------------------------
                          Effective     Effective       Effective      Effective      Effective     Effective     Effective
                           07/01/92      07/01/93        09/01/94       09/01/95       09/01/96      09/01/97      09/01/98


AVERAGE DAILY PATIENT
  REVENUE:

   Skilled Nursing           89.78         99.48           91.34          95.90         100.70        105.73        111.02
     Annualized
      Increase                              10.8%           -7.0%          5.0%            5.0%          5.0%          5.0%

   MSU & Complex
    Care                    376.28        363.80          389.33         404.91         421.10        437.95        455.47
    Annualized
      Increase                              -3.3%            6.0%           4.0%           4.0%          4.0%          4.0%

                         --------------------------      ------------------------------------------------------------------
   Weighted Average         156.18        181.53          219.45         228.75         238.44        248.55        259.10
    Annualized
      Increase                              16.2%           17.9%           4.2%           4.2%          4.2%          4.2%



                                 SCHEDULE A-3
              INTEGRATED HEALTH SERVICES OF GRAVOIS AT ST. LOUIS
           REVENUE AND EXPENSES PER PATIENT DAY AND COMMON SIZE DATA



                                                                        Operating Statistics     Forecasted     Forecasted
                                         Year End     Year End             Developed From         Year End       Year End
                                         12/31/92     12/31/93            V.C.I. Database         03/01/95       03/01/96
REVENUE:                                                                   (1993 Dollars)

 Total Patient Days                      40,134        35,238                                       39,055         39,055

 Patient Revenue (Net)                   156.18        181.53                 158.66                219.45         228.75
 Ancillary & Other                        30.30         23.06                  36.34                 25.17          26.24
                                         ---------------------                -------               ----------------------
 TOTAL REVENUE                           186.48        204.59                 195.00                244.62         254.99
                                         ---------------------                -------               ----------------------

EXPENSES:

 General & Administrative                  9.95         13.56                  17.73                 15.95          16.74
 Dietary                                   8.88         10.16                   9.12                 11.69          12.15
 Housekeeping & Laundry                    5.56          5.66                   5.29                  6.71           6.98
 Healthcare                               65.68         71.44                  57.10                 76.46          81.05
 Ancillary & Social Services              51.29         66.10                  52.80                 69.96          73.46
 Property                                  4.08          3.88                   9.75                  4.07           4.23
                                         ---------------------                -------               ----------------------
 TOTAL OPERATING EXPENSES                145.42        170.81                 155.74                184.83         194.61
                                         ---------------------                -------               ----------------------
NET OPERATING INCOME                      41.06         33.78                  39.26                 59.79          60.38

REVENUE:

 Patient Revenue (Net)                     83.8%         88.7%                  81.4%                 89.7%          89.7%
 Ancillary & Other                         16.2%         11.3%                  18.6%                 10.3%          10.3%
                                         ---------------------                -------               ----------------------
 TOTAL REVENUE                            100.0%        100.0%                 100.0%                100.0%         100.0%
                                         ---------------------                -------               ----------------------
EXPENSES:

 General & Administrative                   5.3%          6.6%                   9.1%                  6.5%           6.6%
 Dietary                                    4.8%          5.0%                   4.7%                  4.8%           4.8%
 Housekeeping & Laundry                     3.0%          2.8%                   2.7%                  2.7%           2.7%
 Healthcare                                35.2%         34.9%                  29.3%                 31.3%          31.8%
 Ancillary & Social Services               27.5%         32.3%                  27.1%                 28.6%          28.8%
 Property                                   2.2%          1.9%                   5.0%                  1.7%           1.7%

                                         ---------------------                -------               ----------------------
TOTAL OPERATING EXPENSES                   78.0%         83.5%                  79.9%                 75.6%          76.3%
                                         ---------------------                -------               ----------------------
NET OPERATING INCOME                       22.0%         16.5%                  20.1%                 24.4%          23.7%





                                         Forecasted      Forecasted       Forecasted
                                          Year End        Year End         Year End
                                          03/01/97        03/02/98         03/02/99

REVENUE:

 Total Patient Days                         39,055         39,055           39,055

 Patient Revenue (Net)                      238.44         248.55           259.10
 Ancillary & Other                           27.35          28.51            29.72
                                            ---------------------------------------
 TOTAL REVENUE                              265.79         277.07           288.82
                                            ---------------------------------------
EXPENSES:

 General & Administrative                    17.58          18.46            19.38
 Dietary                                     12.64          13.14            13.67
 Housekeeping & Laundry                       7.26           7.55             7.85
 Healthcare                                  85.91          91.06            96.53
 Ancillary & Social Services                 77.14          80.99            85.04
 Property                                     4.40           4.57             4.76

                                            ---------------------------------------
 TOTAL OPERATING EXPENSES                   204.92         215.78           227.23
                                            ---------------------------------------
NET OPERATING INCOME                         60.88          61.29            61.59

REVENUE:

 Patient Revenue (Net)                        89.7%          89.7%            89.7%
 Ancillary & Other                            10.3%          10.3%            10.3%
                                            ---------------------------------------
 TOTAL REVENUE                               100.0%         100.0%           100.0%
                                            ---------------------------------------
EXPENSES:

 General & Administrative                      6.6%           6.7%             6.7%
 Dietary                                       4.8%           4.7%             4.7%
 Housekeeping & Laundry                        2.7%           2.7%             2.7%
 Healthcare                                   32.3%          32.9%            33.4%
 Ancillary & Social Services                  29.0%          29.2%            29.4%
 Property                                      1.7%           1.7%             1.7%

                                            ---------------------------------------
 TOTAL OPERATING EXPENSES                     77.1%          77.9%            78.7%
                                            ---------------------------------------
NET OPERATING INCOME                          22.9%          22.1%            21.3%



                                  SCHEDULE A-4
               INTEGRATED HEALTH SERVICES OF GRAVOIS AT ST. LOUIS
                         GROWTH OF REVENUE AND EXPENSES



                                                                             Year
Overall                                                                      Ending                 Forecasted

REVENUE:                                                                    12/31/93                 03/01/95

Patient Revenue (Net)                                                          2.0%                    29.0%
Ancillary & Other                                                            -33.1%                    27.8%
                                                                            ------                     -----
TOTAL REVENUE                                                                 -3.7%                    27.8%
                                                                            ------                     -----

EXPENSES:

General & Administrative                                                      19.7%                    25.9%
Dietary                                                                        0.5%                    23.5%
Housekeeping & Laundry                                                       -10.6%                    26.8%
Healthcare                                                                    -4.5%                    15.9%
Ancillary & Social Services                                                   13.1%                    14.8%
Property                                                                     -16.3%                    13.7%
                                                                            ------                     -----
TOTAL OPERATING EXPENSE                                                        3.1%                    17.0%
                                                                            ------                     -----
NET OPERATING INCOME                                                         -27.7%                    82.2%
                                                                                                           0

Per Patient Day

REVENUE:

Patient Revenue (Net)                                                         16.2%                    17.9%
Ancillary & Other                                                            -23.9%                     7.8%
                                                                            ------                     -----
TOTAL REVENUE                                                                  9.7%                    16.7%
                                                                            ------                     -----
EXPENSES:

General & Administrative                                                      36.3%                    15.0%
Dietary                                                                       14.4%                    12.8%
Housekeeping & Laundry                                                         1.8%                    15.9%
Healthcare                                                                     8.8%                     6.0%
Ancillary & Social Services                                                   28.8%                     5.0%
Property                                                                      -4.7%                     4.0%
                                                                            ------                     -----
TOTAL OPERATING EXPENSES                                                      17.4%                     7.0%
                                                                            ------                     -----
NET OPERATING INCOME                                                         -17.7%                    65.8%

                                 SCHEDULE A-5
              INTEGRATED HEALTH SERVICES OF GRAVOIS AT ST. LOUIS
                      PROSPECTIVE OPERATING PERFORMANCE

                                                        Forecasted     Forecasted      Forecasted      Forecasted       Forecasted
                              Year End      Year End      Year End       Year End        Year End        Year End         Year End
                              12/31/92      12/31/93      03/01/95       03/01/96        03/01/97        03/02/98         03/02/99
REVENUE:

 Patient Revenue (Net)       $6,268,316    $6,396,923   $8,570,518     $8,933,675     $ 9,312,375     $ 9,707,290      $10,119,123
 Ancillary & Other            1,215,862       812,491      983,114      1,024,771       1,068,212       1,113,512        1,160,753
                             -----------------------------------------------------------------------------------------------------
TOTAL REVENUE                $7,484,178    $7,209,414   $9,553,632     $9,958,446     $10,380,586     $10,820,802      $11,279,876
                             -----------------------------------------------------------------------------------------------------
EXPENSES:

 General & Administrative       399,183       477,996      622,770        653,909         686,604         720,934          756,981
 Dietary                        356,397       358,122      456,370        474,625         493,610         513,354          533,888
 Housekeeping & Laundry         223,171       199,384      261,984        272,463         283,362         294,696          306,484
 Healthcare                   2,635,850     2,517,531    2,986,083      3,165,248       3,355,163       3,556,472        3,769,861
 Ancillary & Social Services  2,058,298     2,329,156    2,732,449      2,869,071       3,012,525       3,163,151        3,321,308
 Property                       163,570       136,873      158,798        165,150         171,756         178,626          185,771
                             -----------------------------------------------------------------------------------------------------
 TOTAL OPERATING EXPENSES     5,836,469     6,019,062    7,218,453      7,600,465       8.003,019       8,427,234        8,874,294
                             -----------------------------------------------------------------------------------------------------
NET OPERATING INCOME
  (PRE-MGT.FEE)               1,647,709     1,190,352    2,335,179      2,357,981       2,377,568       2,393,568        2,405,582